Consent of Independent Auditors



The Board of Directors and Shareholders
Linens 'n Things, Inc:

We consent to incorporation by reference in the Registration Statements Numbers 333-71903, 333-55803 and 333-42874 on Form S-8 of Linens 'n Things, Inc. and
Subsidiaries of our report dated January 31, 2001, relating to the consolidated balance sheets of Linens 'n Things, Inc. and Subsidiaries as of December 30, 2000 and January 1, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 30, 2000, which report appears in the December 30, 2000 Annual Report on Form 10-K of Linens 'n Things, Inc.





/S/ KPMG LLP
__________________
KPMG LLP

New York, New York
March 29, 2001